Exhibit 4.9

SATELLOS BIOSCIENCE INC.

Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2025 and 2024 (Unaudited)

SATELLOS BIOSCIENCE INC.

Condensed Consolidated Interim Statements of Financial Position

(Expressed in thousands of US Dollars)

(Unaudited)

As at,	Notes	September 30, 2025	December 31, 2024	January 1, 2024
		$	$ (Notes 2 and 16)	$ (Notes 2 and 16)
ASSETS
Current
Cash and cash equivalents	3	19,304	40,073	16,681
Short-term investments	4	15,310	8,475	13,246
Sales tax and other receivables		205	435	441
Prepaid expenses and deposits	5	2,678	1,760	112
Derivative financial instruments, net		-	-	3
Total current assets		37,497	50,743	30,483

Property and equipment		6	4	15
Assets held for sale
Intangible asset		-	-	2,961
Investments		-	-	31
		6	4	3,007

TOTAL ASSETS		37,503	50,747	33,490

LIABILITIES

Accounts payable and accrued liabilities	6	3,503	3,583	2,734
Total current liabilities		3,503	3,583	2,734

Total Liabilities		3,503	3,583	2,734

SHAREHOLDERS’ EQUITY

Common shares		85,546	78,131	47,335
Pre-funded warrants		15,480	19,967	13,050
Contributed surplus		9,316	7,900	6,472
Accumulated deficit		(74,667)	(57,097)	(36,463)
Accumulated other comprehensive income/(loss)		(1,675)	(1,737)	362
Total shareholders’ equity		34,000	47,164	30,756

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		37,503	50,747	33,490

Commitments and Contingencies (Note 11)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

SATELLOS BIOSCIENCE INC.

Condensed Consolidated Interim Statements of Loss and Comprehensive Loss

(Expressed in thousands of US Dollars, except for per share amounts)

(Unaudited)

		Three months ended September 30,		Nine months ended September 30,
	Notes	2025	2024	2025	2024
		$	$	$	$
		(Notes 2, 16)		(Notes 2, 16)
EXPENSES
Research and development expenses	10	3,994	2,387	12,971	10,360
General and administrative expenses	10	1,972	1,313	5,841	4,361
LOSS FROM OPERATING ACTIVITIES:		(5,966)	(3,700)	(18,812)	(14,721)

OTHER INCOME AND EXPENSES
Finance income		349	230	1,104	819
Impairment of intangible asset		-	(2,905)	-	(2,905)
Loss on derivatives		-	-	-	(2)
Foreign exchange gain/(loss)		(185)	(249)	252	631
NET LOSS BEFORE INCOME TAXES		(5,802)	(6,624)	(17,456)	(16,178)

Income taxes		(19)	-	(114)	-

NET LOSS FOR THE PERIOD		(5,821)	(6,624)	(17,570)	(16,178)

OTHER COMPREHENSIVE INCOME/(LOSS)
Items that may be reclassified to net loss Foreign currency translation adjustments		-	257	62	(744)
TOTAL COMPREHENSIVE LOSS		(5,821)	(6,367)	(17,508)	(16,922)

Basic and diluted loss per share		$(0.03)	$(0.06)	$(0.10)	$(0.14)

Weighted average number of common shares (basic & diluted)	7	167,339,189	113,027,202	171,669,287	112,872,225

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

SATELLOS BIOSCIENCE INC.

Condensed Consolidated Interim Statements of Changes in Shareholders’ Equity

(Expressed in thousands of US Dollars)

(Unaudited)

For the nine months ended September 30, 2025 and 2024

	Common Shares	Common Shares	Pre-funded Warrants	Pre-funded Warrants	Contributed Surplus	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	Number	$	Number	$	$	$	$
Balance - December 31, 2023 (Notes 2 and 16)	112,791,658	47,335	39,702,780	13,050	6,472	(36,463)	362	30,756
Exercise of warrants (Note 8)	589,156	264	-	-	(82)	-	-	182
Stock-based compensation (Note 9)	-	-	-	-	1,238	-	-	1,238
Net loss for the period	-	-	-	-	-	(16,178)	-	(16,178)
Foreign currency translation adjustment	-	-	-	-	-	-	(744)	(744)
Balance – September 30, 2024 (Notes 2 and 16)	113,380,814	47,559	39,702,780	13,050	7,628	(52,641)	(382)	15,254

Balance - December 31, 2024 (Notes 2 and 16)	165,819,872	78,131	51,567,780	19,967	7,900	(57,097)	(1,737)	47,164
Exercise of warrants (Note 8)	5,623,087	2,928	-	-	(834)	-	-	2,094
Common shares issued in connection with the exercise of pre-funded warrants (Note 7)	13,650,631	4,487	(13,650,840)	(4,487)	-	-	-	-
Stock-based compensation (Note 9)	-	-	-	-	2,250	-	-	2,250
Net loss for the period	-	-	-	-	-	(17,570)	-	(17,570)
Foreign currency translation adjustment	-	-	-	-	-	-	62	62
Balance – September 30, 2025	185,093,590	85,546	37,916,940	15,480	9,316	(74,667)	(1,675)	34,000

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

SATELLOS BIOSCIENCE INC.

Condensed Consolidated Interim Statements of Cash Flows

(Expressed in thousands of US Dollars)

(Unaudited)

For the nine months ended,	Notes	September 30, 2025	September 30, 2024
		$	$
			(Notes 2 and 16)
CASH AND CASH EQUIVALENTS PROVIDED BY (USED IN):

OPERATING ACTIVITIES
Net loss for the period		(17,570)	(16,178)
Items not affecting cash:
Depreciation of property and equipment		4	6
Stock-based compensation	9	2,250	1,238
Impairment of intangible assets		-	2,905
Loss on derivative financial instruments		-	2
Non-cash finance income		-	(353)
Unrealized foreign exchange gain		(276)	(629)
Net change in non-cash working capital balances:
Sales tax and other receivables		231	288
Prepaid expenses and deposits		(918)	(317)
Accounts payable and accrued liabilities		(56)	1
		(16,335)	(13,037)

FINANCING ACTIVITIES
Proceeds from exercise of warrants		2,094	182

INVESTING ACTIVITIES
Purchases of short-term investments		(15,329)	(18,499)
Maturities of short-term investments		8,475	32,097
Purchase of property and equipment		(6)	(4)
		(6,860)	13,594

Effect of foreign currency exchange rates on cash and cash equivalents		332	(57)

INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS		(20,769)	682

CASH AND CASH EQUIVALENTS – Beginning of period		40,073	16,681

CASH AND CASH EQUIVALENTS – End of period		19,304	17,363

Cash interest received		981	396

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

SATELLOS BIOSCIENCE INC.

Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the three and nine months ended September 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except for share and per share amounts)

1.	Description of Business

Satellos Bioscience Inc. (“Satellos” or the “Company”) is a Canadian biotechnology and drug development company incorporated under the laws of Canada. The head office, principal address, and records of the Company are located at Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2800, Toronto, Ontario M5J 2J1 Canada and the Company’s common shares (“Common Shares”) are listed on the Toronto Stock Exchange (“TSX”).

The Company has wholly owned subsidiaries in Australia (Satellos Bioscience Australia Pty Ltd) and in Delaware, USA (Satellos Bioscience US, Inc.).

On July 29, 2025, the Company completed the sale of its wholly owned subsidiary in Canada, Amphotericin B Technologies, Inc., (AmpB), to Natural Works Trading Limited, as part of a strategic portfolio review, for consideration of $10. This divestiture did not impact the Company’s core operations or ongoing business activities.

2.	Basis of Presentation and Material Accounting Policies

The Company prepares its condensed consolidated interim financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRS Accounting Standards) applicable to the preparation of condensed consolidated interim financial statements, including International Accounting Standard 34, Interim Financial Reporting. These condensed consolidated interim financial statements should be read in conjunction with the Company’s consolidated financial statements for the year ended December 31, 2024, which were prepared in accordance with IFRS Accounting Standards.

Certain comparative figures have been reclassified to conform to the current period presentation. These reclassifications had no material impact on previously reported net income, total assets, or equity.

These consolidated financial statements were approved and authorized for issue by the Board of Directors on November 13, 2025.

Functional and Presentation Currency

Effective January 1, 2025, Satellos Bioscience Inc. adopted the United States dollar (“USD”) as its functional currency. Prior to this date, the functional currency was the Canadian dollar (“CAD”). The change in the functional currency from CAD to USD was made to more closely reflect the primary economic environment in which the Company currently operates. As a result of the advancement of the Company’s development programs, the Company incurred and anticipated incurring the majority of future operating costs including research and development costs primarily in USD. On January 1, 2025, the change in functional currency resulted in the assets and liabilities of the Company as of December 31, 2024 being translated into USD using the exchange rate in effect on that date, and equity transactions were translated at historical rates. The change in functional currency was applied prospectively from January 1, 2025.

During the period ended March 31, 2025, the Company also changed its presentation currency from CAD to USD. The change in presentation currency was made to better reflect the Company’s business activities and to improve investor’s ability to compare the Company’s financial results with other publicly traded business in the industry. In making the change to a USD presentation currency, the Company followed the guidance in IAS 21. The Effects of Changes in Foreign Exchange Rates (IAS 21) and has applied the change retrospectively as if the new presentation currency had always been the Company’s presentation currency. In accordance with IAS 21, the financial statements for all the periods presented have been translated to the new USD presentation currency. For comparative balances, assets and liabilities have been translated into the presentation currency at the rate of exchange prevailing at the reporting date, or at the exchange rate prevailing at the date of the transactions. Exchange rate differences arising on translation are taken to other comprehensive loss/(income). The Company has presented the effects of the change in the presentation currency, see note 16.

SATELLOS BIOSCIENCE INC.

Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the three and nine months ended September 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except for share and per share amounts)

Significant Accounting Judgements, Estimates and Assumptions

The preparation of these condensed consolidated interim financial statements in accordance with IFRS Accounting Standards requires management to make judgments, estimates and assumptions that affect the application of accounting policies and reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated interim financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

The condensed consolidated interim financial statements include estimates, which, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the condensed consolidated interim financial statements and may require accounting adjustments based on future occurrences. The estimates and underlying assumptions are reviewed on a regular basis. Revisions to accounting estimates are accounted for prospectively.

There have been no material changes to the nature of estimates and judgments reported in the Company’s audited consolidated financial statements for the year ended December 31, 2024.

Material Accounting Policies

The accounting policies applied in these condensed consolidated interim financial statements are the same as those applied in our audited consolidated financial statements for the year ended December 31, 2024.

New and Amended Standards and Interpretations

New standards, amendments and interpretations issued but not yet effective

At the date of authorization of these condensed consolidated interim financial statements, the Company had not applied the following new and revised IFRS Accounting Standards that are not yet effective.

Amendments to IFRS 9, Financial instruments and IFRS 7, Financial instruments: Disclosures

The IASB has issued classification and measurement and disclosure amendments to IFRS 9 and IFRS 7 with an effective date for years beginning on or after January 1, 2026 with earlier application permitted. The amendments clarify the date of recognition and derecognition of some financial assets and liabilities and introduce a new exception for some financial liabilities settled through an electronic payment system. Other changes include a clarification of the requirements when assessing whether a financial asset meets the solely payments of principal and interest criteria and new disclosures for certain instruments with contractual terms that can change cash flows (including instruments where cash flows changes are linked to environment, social or governance (ESG) targets). The Company has not yet commenced the evaluation of the impact of these amendments.

New accounting standard IFRS 18, Presentation and disclosure in financial statements

IFRS 18, Presentation and Disclosure in Financial Statements (IFRS 18) will provide new presentation and disclosure requirements and replace IAS 1, Presentation of Financial Statements. IFRS 18 introduces changes to the structure of the income statement; provides required disclosures in financial statements for certain profit or loss performance measures that are reported outside an entity’s financial statements; and provides enhanced principles on aggregation and disaggregation in financial statements. Many other existing principles in IAS 1 have been maintained. IFRS 18 is effective for years beginning on or after January 1, 2027, with earlier application permitted. The Company has not yet commenced the evaluation of the impact of the new standard.

SATELLOS BIOSCIENCE INC.

Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the three and nine months ended September 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except for share and per share amounts)

3.	Cash and Cash Equivalents

Cash and cash equivalents consist of the following:

	September 30, 2025	December 31, 2024
	$	$
Cash balances with banks	6,232	24,385
Short-term instruments	13,072	15,688
Total cash and cash equivalents	19,304	40,073

4.	Short-term Investments

Short-term investments with initial maturities greater than three months and less than one year consist of the following:

	September 30, 2025	December 31, 2024
	$	$
Guaranteed Investment Certificates	15,310	8,475
Total	15,310	8,475

5.	Prepaid expenses and deposits

Prepaid expenses and deposits primarily consist of advance payments for contract research services required for ongoing clinical trials, subscriptions and other general and administrative items.

	September 30, 2025	December 31, 2024
	$	$
Research and development deposits	2,277	1,580
Other prepaids and deposits	401	180
Total prepaid expenses and deposits	2,678	1,760

6.	Accounts Payables and Accrued Liabilities

	September 30, 2025	December 31, 2024
	$	$
Trade payables	1,385	2,063
Accrued liabilities	2,004	1,520
Income taxes payables	114	-
Total accounts payables and accrued liabilities	3,503	3,583

7.	Share Capital and Pre-Funded Warrants

Authorized

The authorized share capital of the Company consists of an unlimited number of common shares.

SATELLOS BIOSCIENCE INC.

Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the three and nine months ended September 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except for share and per share amounts)

Loss per share

Loss per share is calculated using the weighted average number of Common Shares outstanding. For the three and nine months ended September 30, 2025 and 2024, the calculation was as follows:

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Net loss	$5,821	$6,624	$17,570	$16,178
Weighted average number of Common Shares	167,339,189	113,027,202	171,669,287	112,872,225
Net loss per share – basic and diluted	$(0.03)	$(0.06)	$(0.10)	$(0.14)

The effect of any potential exercise of the Company’s stock options, pre-funded warrants and warrants outstanding during the period has been excluded from the calculation of diluted loss per Common Share as it would be anti-dilutive.

December 2024 Equity Offering

On December 20, 2024, the Company completed a public offering (the “December Equity Offering”), issuing 51,420,000 common shares at CA $0.90 per common share (the “Common Shares”) and 11,865,000 pre-funded common share purchase warrants (“Pre-Funded Warrants”) with no expiry date and an exercise price of CA $0.00001 for CA $0.89999 per Pre-Funded Warrant for gross proceeds of $40,000 (CA$56,956).

May 2023 Equity Offering

On May 17, 2023, the Company completed an equity offering (the “Equity Offering”), issuing either common shares at CA $0.50 per common share (the “Common Shares”) or pre-funded common share purchase warrants with no expiry date for CA $0.49999 per pre-funded common share purchase warrant (“Pre-Funded Warrants”, and, collectively with the Common Shares, the “Securities”). Investors purchased 70,297,220 Common Shares and 39,702,780 Pre-Funded Warrants for gross proceeds of $40,397. During the nine months ended September 30, 2025, 13,650,631 common shares were issued upon the exercise of 13,650,840 pre-funded warrants at an exercise price of CA $0.00001 per Pre-Funded Warrant. In addition, during the nine months ended September 30, 2025, the original fair value of $0.36714 per Pre- Funded Warrant, was reclassified from Pre-funded Warrants to Common Shares within shareholder’s equity for a total amount of $5,012. Share issuance costs of $525, which were initially recognized against Pre-Funded Warrants at the time of issuance, reduced the amount reclassified to Share Capital within shareholder’s equity, resulting in a reclassification amount net of share issuance costs of $4,487.

8.	Warrants

Warrants have been issued as part of equity financings and include compensation to agents and brokers of the Company. Pre-Funded Warrants are listed separately on the condensed consolidated interim statement of financial position and on the condensed consolidated statement of changes in shareholder’s equity and are excluded from the tables below. The following is a summary of changes in warrants:

	Nine months ended, September 30, 2025			Nine months ended, September 30, 2024
	Number of warrants	Weighted average exercise price		Number of warrants	Weighted average exercise price
Outstanding, beginning of period	10,726,111	CA$	0.53	12,346,419	CA$	0.53
Exercised	(5,623,087)	CA$	0.53	(589,156)	CA$	0.40
Expired	(5,103,024)	CA$	0.53	(12,094)	CA$	0.40
Outstanding, end of period	-		-	11,745,169	CA$	0.54

SATELLOS BIOSCIENCE INC.

Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the three and nine months ended September 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except for share and per share amounts)

9.	Stock-Based Compensation

Effective May 14, 2024, the Company adopted a new omnibus equity incentive plan (“Omnibus Plan”) which authorizes the Board of Directors to administer the Omnibus Plan to provide equity-based compensation in the form of stock options and restricted stock units.

The Company currently maintains its existing Amended and Restated Incentive Stock Option Plan (“Option Plan”) but effective May 14, 2024 no further grants will be made under this plan though existing grants under the Option Plan will remain in effect in accordance with their terms.

The aggregate number of common shares that may be issued under all awards under the Omnibus Plan and the Option Plan is 15% of our issued and outstanding common shares on a rolling basis.

Under both the Omnibus Plan and the Option Plan, the exercise price of each option equals the market price of the underlying share on the date of the grant. Vesting is provided for at the discretion of the Board of Directors and the expiration of options is to be no greater than 10 years from the date of grant.

The Company calculates the fair value of each stock option grant using the Black-Scholes option pricing model at the grant date.

The stock-based compensation expense of the stock options is recognized as stock-based compensation expense over the relevant vesting period of the stock options using an estimate of the number of options that will eventually vest.

Stock option transactions for the nine months ended September 30, 2025, and September 30, 2024, are presented below:

	Nine months ended, September 30, 2025			Nine months ended, September 30, 2024
	Number of options	Weighted average exercise price		Number of options	Weighted average exercise price
Outstanding, beginning of period	13,879,589	CA$	0.73	14,134,363	CA$	0.71
Granted	13,238,709	CA$	0.73	430,000	CA$	0.53
Forfeited and expired	(847,722)	CA$	0.78	(1,417,274)	CA$	0.56
Outstanding, end of period	26,270,576	CA$	0.73	13,147,089	CA$	0.72

As at September 30, 2025, the Company had the following outstanding options:

	Options Outstanding				Options Exercisable
Exercise Prices	Number of options	Weighted average remaining contractual life	Weighted average exercise price		Number of options	Weighted average exercise price
CA$0.33-$0.50	3,799,040	7.70	CA$	0.41	2,513,097	CA$	0.41
CA$0.51-$0.66	10,290,995	8.31	CA$	0.59	3,941,749	CA$	0.60
CA$0.67-$1.70	12,180,541	8.72	CA$	0.95	2,217,770	CA$	1.63
	26,270,576	8.41	CA$	0.73	8,672,616	CA$	0.81

The following table presents the assumptions that were used in the Black-Scholes option pricing model to determine the fair value of stock options granted during the period, and the resultant average fair values:

	Nine months ended, September 30, 2025	Nine months ended, September 30, 2024
Expected life of stock options	10 years	10 years
Expected weighted average volatility	83.9%	79.9%
Expected dividend yield	nil%	nil%
Weighted average risk-free interest rate	3.10%	3.38%
Weighted average fair value of stock options granted in the period	$0.44	$0.32

SATELLOS BIOSCIENCE INC.

Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the three and nine months ended September 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except for share and per share amounts)

Due to the absence of volatility rates specific to the Company, the Company selected comparable companies in a similar industry to estimate a volatility rate.

During the three and nine months ended September 30, 2025, $774 (2024 - $164) and $2,250 (2024 - $1,238), respectively, were recognized as stock-based compensation expense.

10.	Operating Expenses:

Research and development expenses:

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
	$	$	$	$
Salaries and fees	909	568	2,430	2,069
Discovery expenses	168	219	498	570
Preclinical expenses	409	893	1,690	4,015
Chemistry, manufacturing controls	334	433	858	2,411
Clinical	1,759	323	6,442	861
Stock-based compensation	415	(49)	1,053	434
Total research and development expenses	3,994	2,387	12,971	10,360

General and administrative:

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
	$	$	$	$
Salaries and board fees	819	767	2,561	2,058
Professional fees	686	252	1,642	1,100
Other operating expenses	106	81	437	393
Stock-based compensation	359	211	1,197	804
Depreciation	2	2	4	6
Total general and administrative expenses	1,972	1,313	5,841	4,361

11.	Commitments and Contingencies

The Company enters into contracts in the normal course of business, including for research and development activities. As at September 30, 2025, in addition to amounts that have been recognized in accounts payable and accrued liabilities, the Company has commitments for research and development activities in the amount of $21,870, most cancellable with notice. These commitments include agreements related to the conduct of long-term toxicology and clinical development.

	Payments Due by Period
	Total	Less than 1 year	1 -3 years	4 – 5 years	After 5 years
Purchase obligations	$21,870	$12,803	$9,067	nil	nil

The Company may be required to make milestone, royalty, and other research and development funding payments under research and development collaboration and other agreements with third parties. These payments are contingent upon the achievement of specific development, regulatory and/or commercial milestones. The Company has not accrued any amounts for these payments as of September 30, 2025, because the milestones have not yet been achieved.

SATELLOS BIOSCIENCE INC.

Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the three and nine months ended September 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except for share and per share amounts)

12.	Related Party Transactions

Key management personnel consists of the Company’s Chief Executive Officer, Chief Scientific Officer, Chief Medical Officer, Chief Discovery Officer, former Chief Business Officer and Chief Financial Officer and the Directors of the Corporation. The remuneration of key management personnel is as follows:

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
	$	$	$	$
Salaries and management fees	663	294	1,951	1,784
Stock-based compensation	499	102	1,440	979
	1,162	396	3,391	2,763

13.	Segmented Information

The Company operates within a single operating segment, the research and development of small molecule drug candidates to treat degenerative muscle diseases, which is the Company’s only reportable segment and is consistent with the internal reporting provided to the chief operating decision-maker. The Company operates in three geographic areas, Canada, United States and Australia. As at September 30, 2025, the Company held total assets of $302 (December 31, 2024 - $145) in the United States, $1,097 (December 31, 2024 - $979) in Australia and $36,104 in Canada (December 31, 2024 - $49,623).

14.	Capital Management

The Company manages its capital structure in an endeavour to ensure sufficient resources are available to meet day-to- day operational requirements, further develop its existing technology, and continue as a going concern.

In order to maintain or adjust the capital structure, the Company may issue new shares, issue debt or sell assets. Total capital is calculated as the Company’s own equity.

The Company is not subject to any externally imposed capital requirements.

15.	Financial Instruments and Risk Management

The Company is exposed to various risks through its financial instruments including the following at September 30, 2025:

a)	Credit Risk

Credit risk arises from cash and cash equivalents and short-term investments held at banks and financial institutions, as well as outstanding receivables. In the nine months ended September 30, 2025, the Company invested its excess cash in interest-bearing operating accounts held at a Schedule 1 Canadian bank and in US government treasury bills and Guaranteed Investment Certificates. The Company limits its exposure to credit risk, with respect to cash and cash equivalents and short-term investments, by placing them with high quality credit financial institutions. The Company’s cash equivalents and short-term investments consist primarily of operating funds, US government treasury bills, deposit investments and Guaranteed Investment Certificates with commercial banks.

SATELLOS BIOSCIENCE INC.

Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the three and nine months ended September 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except for share and per share amounts)

b)	Liquidity Risk

Liquidity risk is the risk that the Company will encounter difficulty in raising funds to meet cash flow requirements associated with financial instruments. The Company controls liquidity risk through management of working capital, cash flows and the availability and sourcing of financing. The Company’s ability to accomplish all of its future strategic plans is dependent on obtaining additional financing or executing other strategic options; however, there is no assurance the Company will achieve these objectives. As at September 30, 2025, the Company’s liabilities consist of accounts payable and accrued liabilities that have contracted maturities of less than one year.

c)	Market Risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: currency risk, interest rate risk, and price risk.

The Company is mainly exposed to currency risk as follows:

I)	Currency Risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The exposure to this risk changes as the exchange rate fluctuates.

Foreign currency risk is limited to the portion of the Company’s business transactions denominated in currencies other than the US dollar, primarily expenses for general and administrative and research and development incurred in Canadian dollars. The Company manages foreign exchange risk by maintaining Canadian dollars cash on hand to fund its short-term foreign currency expenditures. Balances held in foreign currencies, presented in US dollars are as follows:

	As at September 30, 2025
	US $	Australian $	Euro €	GBP £	Canadian $	Total $
Cash and cash equivalents	13,975	756	-	-	4,573	19,304
Short-term investments	11,000	-	-	-	4,310	15,310
Accounts payable and accrued liabilities	(1,853)	(207)	(269)	-	(1,174)	(3,503)
Total	23,122	549	(269)	-	7,709	31,111

	As at December 31, 2024
	US $	Australian $	Euro €	Canadian $	Total $
Cash and cash equivalents	24,848	339	-	14,886	40,073
Short-term investments	5,000	-	-	3,475	8,475
Accounts payable and accrued liabilities	(2,491)	(329)	(242)	(521)	(3,583)
Total	27,357	10	(242)	17,840	44,965

Assuming all other variables remain constant, a 10% depreciation or appreciation of the US dollar against the Canadian dollar, Australian dollar, Euro, and GBP would result in an increase or decrease in loss and comprehensive loss for the nine months ended September 30, 2025, of $799 (December 31, 2024 - $1,761).

II)	Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company holds its cash and cash equivalents and short- term investments in banks and financial institutions, and manages its interest rate risk by holding cash in high yield savings accounts or highly liquid short-term investments.

SATELLOS BIOSCIENCE INC.

Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the three and nine months ended September 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except for share and per share amounts)

III)	Fair Value

Financial assets and liabilities are recognized on the condensed consolidated interim statement of financial position at amortized cost in a hierarchy that is based on significance of the inputs used in making the measurements. The levels in the hierarchy are:

●	Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities

●	Level 2 – Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices)

●	Level 3 – Inputs for the asset or liability that are not based on observable market data (i.e., unobservable inputs)

At September 30, 2025, the Company’s financial instruments, all subsequently measured at amortized cost, included cash and cash equivalents, short-term investments, and accounts payable and accrued liabilities.

Due to the short-term maturities of cash and cash equivalents, short-term investments, accounts payable and accrued liabilities, the carrying amounts approximate their fair value at the respective condensed consolidated interim statement of financial position date.

16.	Change in presentation currency

During the period ended March 31, 2025, the Company changed its presentation currency from CAD to USD. In accordance with IAS 21, the amounts for all the periods presented have been translated to the USD presentation currency. For comparative balances, assets and liabilities have been translated into the presentation currency at the rate of exchange prevailing at the reporting date, or at the exchange rate prevailing at the date of the transactions. Exchange rate differences arising on translation are taken to other comprehensive income/(loss). The Company has presented the effects of the change in presentation currency below. The Statement of Cash Flow has been adjusted to reflect the currency change, and no other adjustments were required.

	December 31, 2024	December 31, 2024	January 1, 2024	January 1, 2024
	USD$	CAD$	USD$	CAD$
ASSETS
Current
Cash and cash equivalents	40,073	57,659	16,681	22,067
Short-term investments	8,475	12,195	13,246	17,520
Sales tax and other receivables	435	626	441	583
Prepaid expenses and deposits	1,760	2,532	112	148
Derivative financial instruments, net	-	-	3	4
Total current assets	50,743	73,012	30,483	40,322

Property and equipment	4	5	15	19
Assets held for sale
Intangible asset	-	-	2,961	3,916
Investments	-	-	31	41
	4	5	3,007	3,976
TOTAL ASSETS	50,747	73,017	33,490	44,298

LIABILITIES
Accounts payable and accrued liabilities	3,583	5,155	2,734	3,624
Total current liabilities	3,583	5,155	2,734	3,624
Total liabilities	3,583	5,155	2,734	3,624

SHAREHOLDER’S EQUITY
Common shares	78,131	105,729	47,335	61,916
Pre-funded warrants	19,967	27,622	13,050	17,772
Contributed surplus	7,900	10,329	6,472	8,503
Accumulated deficit	(57,097)	(75,601)	(36,463)	(47,502)
Accumulated other comprehensive income/(loss)	(1,737)	(217)	362	(15)
Total shareholder’s equity	47,164	67,862	30,756	40,674

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	50,747	73,017	33,490	44,298

SATELLOS BIOSCIENCE INC.

Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the three and nine months ended September 30, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except for share and per share amounts)

	Three months ended		Nine months ended
	September 30, 2024	September 30, 2024	September 30, 2024	September 30, 2024
	USD$	CAD$	USD$	CAD$
Research and development expenses	2,387	3,263	10,360	14,072
General and administrative expenses	1,313	1,799	4,361	5,923
LOSS FROM OPERATING ACTIVITIES	(3,700)	(5,062)	(14,721)	(19,995)

OTHER INCOME
Finance income	230	314	819	1,114
Impairment of intangible asset	(2,905)	(3,961)	(2,905)	(3,961)
Loss on derivative	-	-	(2)	(3)
Foreign exchange gain/(loss)	(249)	(339)	631	852

NET LOSS FOR THE PERIOD	(6,624)	(9,048)	(16,178)	(21,993)

OTHER
Foreign currency translation	257	12	(744)	3
TOTAL	(6,367)	(9,036)	(16,922)	(21,990)

Basic and diluted loss per share	$(0.06)	$(0.08)	$(0.14)	$(0.19)
Weighted average number of common	113,027,202	113,027,202	112,872,225	112,872,225